SELIGMAN SELECT MUNICIPAL FUND, INC.

PROXY RESULTS

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 21, 1998, in St. Louis, MO. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:
                                                FOR          WITHHELD
                                            ----------      ----------
   Alice S. Ilchman                         11,737,973        288,348
   Frank A. McPherson                       11,738,073        288,248
   Richard R. Schmaltz                      11,740,139        286,182
   Brian T. Zino                            11,740,139        286,182

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1998:

                                      FOR          AGAINST        ABSTAIN
                                   ---------      ---------      ---------
                                  11,690,556       224,623        111,142